EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)




                                                               Year Ended December 31,
-------------------------------------------------------------------------------------------------------

                                               1997         1996        1995        1994       1993
-------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes                              $  226,178  $  185,822   $  150,834  $ 122,847  $  64,123

Add fixed charges:
  Interest expense                             416,093     366,543      337,814    210,730    126,152

One-third of rent expense                        2,789       2,368        2,084      2,053      1,387
-------------------------------------------------------------------------------------------------------

Total fixed charges                            418,882     368,911      339,898    212,783    127,539
-------------------------------------------------------------------------------------------------------

Income as adjusted                          $  645,060  $  554,733   $  490,732  $ 335,630  $ 191,662
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Ratio of income to fixed charges                  1.54        1.50         1.44       1.58       1.50
=======================================================================================================

Preferred stock dividends on a pre-tax
basis                                       $           $            $           $          $   3,682

  Total combined fixed charges and
    preferred stock dividends               $  418,882  $  368,911   $  339,898  $ 212,783  $ 131,221
-------------------------------------------------------------------------------------------------------

Ratio of income to combined fixed charges
    and preferred stock dividends                 1.54        1.50         1.44       1.58       1.46
=======================================================================================================